Filed in the Office of	Business Number E0451872014-8
FVAguilar	Filing Number 20244393904
Secretary of State State Of Nevada	Filed On 10/10/2024 8:46:00 AM
	Number of Pages 4

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [x] Certificate of Designation
- [ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
- [ ] Certificate of Amendment to Designation - After Issuance of Class or Series
- [ ] Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: ONE WORLD PRODUCTS, INC. Entity or Nevada Business Identification Number (NVID): NV20141558796
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series C Special Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	[ ] Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. [ ] Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See Attached.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Isiah L. Thomas, III Date: 10/10/2024 Signature of Officer

* Attach additional page(s) if necessary.

This form must be accompanied by appropriate fees.

ONE WORLD PRODUCTS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES C SPECIAL PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE NEVADA REVISED STATUTES

Pursuant to Section 78.1955 of the Nevada Revised Statutes, the undersigned does hereby certify, on behalf of One World Products, Inc., a Nevada corporation (the ***"Company"***), that the following resolution was duly adopted by the Board of Directors of the Company.

WHEREAS, the Articles of Incorporation of the Company, as amended (the ***"Articles of Incorporation"***), authorize the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the ***"Preferred Stock"***) in one or more series, which Preferred Stock shall have such distinctive designation or title, voting powers or no voting powers, and such preferences, rights, qualifications, limitations or restrictions, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such new series.

NOW, THEREFORE, IT IS RESOLVED, that the Board of Directors does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (this ***"Certificate of Designation"***) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

TERMS OF SERIES C SPECIAL PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series C Special Preferred Stock (the ***"Series C Special Preferred Stock"***) and the number of shares so designated shall be One Hundred (100). Each share of the Series C Special Preferred Stock shall have a par value of $0.001.

Section 2. Fractional Shares. The Series C Special Preferred Stock may not be issued in fractional shares.

Section 3. Voting Rights. The holders of the Series C Special Preferred Stock shall, as a class, have rights in all matters requiring shareholder approval to a number of votes equal to two (2) times the sum of:

(a) The total number of shares of common stock which are issued and outstanding at the time of any election or vote by the shareholders; plus

(b) The number of votes allocated to shares of Preferred Stock issued and outstanding of any other class that shall have voting rights.

Section 4. Dividends. The Series C Special Preferred Stock shall not be entitled to any dividends.

Section 5. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series C Special Preferred Stock shall not be entitled to any payment.

Section 6. Conversion. The Series C Special Preferred Stock shall have no rights of conversion.

Section 7. Protection Provisions. So long as any shares of Series C Special Preferred Stock are outstanding, the Company shall not, without first obtaining the unanimous written consent of the holders of Series C Special Preferred Stock, alter or change the rights, preferences or privileges of the Series C Special Preferred Stock so as to affect adversely the holders of Series C Special Preferred Stock.

Section 8. Waiver. Any of the rights, powers or preferences of the holders of the Series C Special Preferred Stock may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series C Special Preferred Stock then outstanding.

Section 9. No Other Rights or Privileges. Except as specifically set forth herein, the holder(s) of the shares of Series C Special Preferred Stock shall have no other rights, privileges or preferences with respect to the Series C Special Preferred Stock.

RESOLVED, FURTHER, that the President or any Vice President, and the Secretary or any Assistant Secretary, of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 10th day of October, 2024.

ONE WORLD PRODUCTS, INC.

By: */s/ Isiah L. Thomas, III*
Isiah L. Thomas, III
Chief Executive Officer